Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement of ProPhase Labs, Inc. on Form S-3 to be filed on or about May 28, 2014 of our report dated March 27, 2014, on our audits of the consolidated financial statements as of December 31, 2013 and 2012 and for each of the years in the three-year period ended December 31, 2013, which report was included in the Annual Report on Form 10-K filed March 27, 2014. We also consent to the reference to our firm under the heading “Experts” in the Registration Statement on Form S-3.

/s/ EisnerAmper LLP

Iselin, New Jersey

May 28, 2014